                                                                     EXHIBIT 4.2



--------------------------------------------------------------------------------



                         SECURITIES PURCHASE AGREEMENT


                                    BETWEEN


                               ADMINISTAFF, INC.


                                      AND


             AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.





                          Dated as of January 27, 1998



--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                     Page
RECITALS: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

         SECTION 1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 (a)      Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 (b)      Cross-References  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         SECTION 2.  Purchase and Sale of Units; Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (a)      Purchase and Sale of Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (b)      Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (c)      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (d)      Deliveries at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

         SECTION 3.  Representations and Warranties of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (a)      Organization, Standing and Power of the Company . . . . . . . . . . . . . . . . . . . . . . . 8
                 (b)      Company Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (c)      Authorization; Non-Contravention; Consents; Issuance of Common Stock and
                          Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (d)      Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (e)      Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (f)      SEC Documents; Financial Statements; Undisclosed Liabilities  . . . . . . . . . . . . . . .  12
                 (g)      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (h)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (i)      Title to Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (j)      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (k)      Related Party Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (l)      Absence of Changes in Benefit Plans; ERISA Compliance . . . . . . . . . . . . . . . . . . .  14
                 (m)      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (n)      No Payments to Employees, Officers or Directors . . . . . . . . . . . . . . . . . . . . . .  17
                 (o)      Compliance with Laws; Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (p)      Contracts; Debt Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (q)      State Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (r)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (s)      Worksite Employee Numbers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (t)      Software  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (u)      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

         SECTION 4.  Representations and Warranties of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (a)      Investment Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (b)      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (c)      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (d)      Absence of Restrictions and Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (e)      Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (f)      Availability of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

         SECTION 5.  Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 (a)      Pre-Closing Conduct of Business by the Company  . . . . . . . . . . . . . . . . . . . . . .  24
                 (b)      Pre-Closing Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (c)      Post-Closing Access to Business Information . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (d)      Public Company Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (e)      Private Company Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (f)      Inconsistent Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (g)      Certain Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (h)      HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (i)      Audit of Administaff 401(k) Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         SECTION 6.  Board Nomination Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

         SECTION 7.  Business Combinations Between the Company and the Purchaser  . . . . . . . . . . . . . . . . . .  28
                 (a)      Purchases of  Equity Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (b)      Additional Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 (c)      Exceptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (d)      Notice of Termination Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

         SECTION 8.  Restrictions on Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (a)      Transfers of Unit Stock.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (b)      Restricted Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (c)      Rule 144 Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (d)      Rule 144(k) Sales.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (e)      Legend.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (f)      Termination of Rights upon Sale to the Public . . . . . . . . . . . . . . . . . . . . . . .  33

         SECTION 9.  Purchase Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (a)      Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 (b)      Other Purchase Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

         SECTION 10.  Conditions to Each Party's Obligations.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (a)      Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (b)      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (c)      Marketing Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (d)      Warrant Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (e)      Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

         SECTION 11.  Conditions to Obligations of the Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (b)      Performance of Obligations of the Company . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (c)      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (d)      Warrant Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (e)      Stock Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 (f)      No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (g)      Administaff 401(k) Plan and Trust.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (h)       Opinions of Counsel to the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         SECTION 12.  Conditions to Obligations of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (a)      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (b)      Performance of Obligations of the Purchaser . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (c)      Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 (d)      Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

         SECTION 13.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (a)      The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 (b)      The Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (c)      Claims Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

         SECTION 14.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

         SECTION 15.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

         SECTION 16.  Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 17.  Successors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 18.  Survival of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 19.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 20.  Benefits of this Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 21.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 22.  Amendments; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 23.  Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42

         SECTION 24.  Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         SECTION 25.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         SECTION 26.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         SECTION 27.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

         SECTION 28.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44


                                List of Exhibits


Exhibit A        -        Marketing Agreement
Exhibit B        -        Registration Rights Agreement
Exhibit C        -        Warrant Agreement
Exhibit D        -        Warrant Certificates
Exhibit E        -        Opinions of Counsel to the Company

                         SECURITIES PURCHASE AGREEMENT


          THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 27, 1998 by and between ADMINISTAFF, INC., a Delaware corporation (the "Company"), and AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation (the "Purchaser").

                                    RECITALS:

          A. The Purchaser desires to purchase from the Company and the Company desires to issue and sell to the Purchaser, subject to the terms and conditions set forth therein, 693,126 Units (as hereinafter defined), each of which shall consist of one share of Common Stock, par value $.01 per share, of the Company and 2.98 Warrants (as hereinafter defined); and

          B. The Purchaser and the Company desire to set forth in this Agreement the conditions to the issuance and sale of the Units to the Purchaser;

          NOW, THEREFORE, in consideration of the premises and the agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

          SECTION 1. Definitions.

          (a) Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          "ASF Companies" is defined in Section 3(c).

          "ASFT" is defined in Section 3(c).

          "Affiliate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act; provided that, for purposes of Sections 7 and 8, the last sentence of Section 4(a) and the definitions in this Section 1 of "Business Combination," "Standstill Termination Ownership Threshold" and "Purchaser's Interest," the term "Affiliate" shall not include non-employee directors of the Purchaser or Affiliates of the Purchaser that are in the investment advisory, discretionary money management, asset management, brokerage, insurance, annuity, lending or similar business to the extent they are acting for their own account or the account of, or investing the funds of, their respective customers or clients or funds advised or distributed by them.

          "Associate" has the same meaning as in Rule 12b-2 promulgated under the Exchange Act; provided that, for purposes of Sections 7 and 8, and the definition in this Section 1 of "Business

Combination," the term "Associate" shall not include non-employee directors of the Purchaser or Associates of the Purchaser that are in the investment advisory, discretionary money management, asset management, brokerage, insurance, annuity, lending or similar business to the extent they are acting for their own account or the account of, or investing the funds of, their respective customers or clients or funds advised or distributed by them.

          "Agreement" means this Securities Purchase Agreement as in effect on the date hereof and as hereafter amended, supplemented, restated or otherwise modified.

          "Business Combination" means any one of the following transactions:

                    (i) Any merger or consolidation of the Company with (A) the Purchaser or (B) any other Person (other than the Company or any Subsidiary of the Company) which Person is, or immediately after such merger or consolidation would be, an Affiliate or Associate of the Purchaser;

                    (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company or its Subsidiaries (in one transaction or a series of transactions) to or with the Purchaser or any Affiliate or Associate of the Purchaser (or any Person that will be an Affiliate or Associate of the Purchaser immediately after such sale, lease, exchange, mortgage, pledge, transfer or other disposition) of all or substantially all of the consolidated assets of the Company;

                    (iii) The adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of the Purchaser or any Affiliate or Associate of the Purchaser; or

                    (iv) Any reclassification of securities (including any reverse stock split), recapitalization of the Company, or any merger or consolidation of the Company or any other transaction to which the Company is a party which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any Subsidiary thereof which is directly or indirectly owned by the Purchaser or any Affiliate or Associate of the Purchaser.

          "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York or Houston, Texas.

          "Change of Control" means the occurrence of any of the following: (a) any Third Party shall have acquired beneficial ownership of more than 30% of the outstanding voting stock of the Company (within the meaning of Section 13(d) or 14(d) of the Exchange Act); or (b) individuals who on the Closing Date were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.

          "Closing" is defined in Section 2(c).

          "Closing Date" is defined in Section 2 (c).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Common Stock" means shares now or hereafter authorized of any class of common stock of the Company and any other class of capital stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company or in the earnings of the Company without limit as to per share amount, and shall include, without limitation, the presently authorized 60,000,000 shares of Common Stock, par value $0.01 per share.

          "Company" is defined in the Preamble.

          "Company SEC Documents" is defined in Section 3(f).

          "Company Subsidiary" means any Subsidiary of the Company.

          "Confidentiality Agreement" means the Confidentiality Agreement by and between the Company and the Purchaser dated as of October 15, 1997.

          "Equity Securities" means equity securities of the Company and options, warrants or other direct or indirect rights to acquire equity securities of the Company.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          "Exercise Price" means the exercise price per share of Common Stock issuable upon exercise of a Warrant, as set forth in the Warrant Certificate evidencing such Warrant and as adjusted from time to time in accordance with the Warrant Agreement.

          "Expiration Date" means the expiration date of a Warrant, as set forth in the Warrant Certificate evidencing such Warrant.

          "Fair Market Value per Share" means the arithmetic mean of the closing sales price of a share of Common Stock as reported by the New York Stock Exchange Composite Transactions over the five trading days immediately preceding the date of determination or, if not so trading, the fair value as determined in good faith by the Board of Directors of the Company.

          "Fiscal Quarter" means any quarter of a Fiscal Year.

          "Fiscal Year" means each 12-month accounting period ending December 31 of a calendar year.

          "Form Client Service Agreement" is defined in Section 3(p).

          "Fully Diluted Basis" includes, without duplication, (i) all shares of Common Stock outstanding at the time of calculation, (ii) Common Stock issuable upon exercise of all outstanding warrants, options and other rights to acquire Common Stock directly or indirectly and (iii) Common Stock issuable upon conversion of all securities convertible directly or indirectly into Common Stock.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Materials" means those substances, materials, and items, in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, byproducts, or any other material or article, which are regulated by or form the basis of liability under federal, state or local environmental, health, and safety statutes or regulations including, without limitation, hazardous wastes, hazardous substances, pollutants, contaminants, asbestos, polychlorinated biphenyls, petroleum (including, but not limited to, crude oil, petroleum-derived substances, waste, or breakdown or decomposition products thereof or any fraction thereof), and radioactive substances.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Laws" means any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Authority.

          "Lien" means any mortgage, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), adverse claim or other security agreement of any kind or nature whatsoever.

          "Marketing Agreement" means the Marketing Agreement to be entered into by and between the Company, ASF Companies, ASFT and the Purchaser on the Closing Date in substantially the form of Exhibit A attached hereto.

          "Material Adverse Effect" means a material adverse effect on the business, properties, assets, financial condition, results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

          "New Securities" is defined in Section 9(a).

          "Person" means any natural person, corporation, partnership, limited liability company, firm, association or any other entity, whether acting in an individual, fiduciary or other capacity.

          "Preferred Stock" means the 20,000,000 shares of preferred stock, par value $0.01 per share, authorized pursuant to the Company's certificate of incorporation and any additional shares of preferred stock or other class of capital stock of the Company other than Common Stock that may be authorized pursuant to the Company's certificate of incorporation during the term of this Agreement.

          "Purchase Price" is defined in Section 2(b).

          "Purchased Stock" means the 693,126 shares of Common Stock of the Company purchased by the Purchaser at the Closing pursuant to this Agreement and such additional shares of Common Stock as may be purchased by the Purchaser from the Company in connection with the Purchaser's exercise of its preemptive rights in accordance with Section 9 hereof.

          "Purchaser's Interest" means, as of the date of determination, the total number of shares of Common Stock (i) owned, directly or indirectly, by the Purchaser or any of its Affiliates and (ii) for which Warrants owned, directly or indirectly, by the Purchaser or any of its Affiliates may be exercised, assuming all such Warrants are exercisable as of the date of such determination, expressed as a percentage of the Common Stock on a Fully Diluted Basis at the time of calculation.

          "Purchaser Nominee" is defined in Section 6.

          "Repurchase Agreements" is defined in Section 2(d).

          "Registration Rights Agreement" means the Registration Rights Agreement to be entered into by and between the Company and the Purchaser, in substantially the form of Exhibit B attached hereto.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Standstill Termination Ownership Threshold" means, as of the fifth anniversary of the Closing Date, the total number of shares of Common Stock (i) owned, directly or indirectly, by the Purchaser or any of its Affiliates and
(ii) for which Warrants owned, directly or indirectly, by the Purchaser or any of its Affiliates, with an exercise price per share that is less than the Fair Market Value per Share are exercisable, expressed as a percentage of the Common Stock on a Fully Diluted Basis as of the fifth anniversary.

          "Subsidiary" of any corporation means any other corporation greater than 50% of the outstanding shares of capital stock having ordinary voting power for the election of directors is owned directly or indirectly by such corporation. Except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

          "Tax" means all federal, state, local and foreign income, employment, property, sales and excise taxes and all other taxes, assessments, fees, tariffs or governmental charges of any nature whatsoever, together with any penalties, interest or additions to Tax with respect thereto.

          "Termination Event" is defined in Section 7(c).

          "Third Party" shall have the meaning set forth in Section 7(b) hereof.

          "Transaction Documents" means, collectively, this Agreement, the Warrant Agreement, the Warrant Certificates, the Registration Rights Agreement, the Marketing Agreement and any other agreement executed or delivered at the Closing in connection with any of the foregoing to which the Company, its Subsidiaries and the Purchaser is a party.

          "Unit" means an investment unit consisting of one share of Common Stock and 2.98 Warrants.

          "Unit Stock" means the Purchased Stock and the Warrant Stock.

          "Warrant Agreement" means the Warrant Agreement to be entered into by and between the Company and the Purchaser on the Closing Date, in substantially the form of Exhibit C attached hereto.

          "Warrant Certificates" means collectively, the certificates evidencing
(i) the Warrants with an Expiration Date of the third anniversary of the Closing Date in the form of Exhibit D-1 attached hereto, (ii) the Warrants with an Expiration Date of the fourth anniversary of the Closing Date in the form of Exhibit D-2 attached hereto, (iii) the Warrants with an Expiration Date of the fifth anniversary of the Closing Date in the form of Exhibit D-3 attached hereto, (iv) the Warrants with an Expiration Date of the sixth anniversary of the Closing Date in the form of Exhibit D-4 attached hereto, and (v) the Warrants with an Expiration Date of the seventh anniversary of the Closing Date in the form of Exhibit D-5 attached hereto.

          "Warrant Securities" means, collectively, the Warrants and Warrant Stock.

          "Warrant Stock" means the securities which a Holder may acquire upon exercise of a Warrant, together with any other securities which such Holder may be issued in respect of any such securities, including, without limitation, by way of any dividend or other distribution on such securities, any split-up of such securities or a recapitalization, merger, consolidation, share exchange, reorganization or other transaction or series of related transactions in which shares of such securities are changed into or exchanged for securities of another corporation.

          "Warrants" is defined in Section 2.

          (b) Cross-References. Unless otherwise specified, references in this Agreement to any Section are references to such Section of this Agreement, and unless otherwise specified, references in any Section or definition to any clause or subsection are references to such clause or subsection of such Section or definition.

          SECTION 2. Purchase and Sale of Units; Closing.

          (a) Purchase and Sale of Units. On the terms and subject to the conditions set forth in this Agreement, the Company hereby agrees to issue, sell and deliver to the Purchaser on the Closing Date, and the Purchaser hereby agrees to purchase from the Company on the Closing Date, 693,126 Units, each of which shall consist of (i) one share of Common Stock and (ii) 2.98 Warrants. Each Warrant shall be exercisable in accordance with the terms of the Warrant Agreement (together with any warrants issued in substitution or replacement therefor, the "Warrants"). The Warrants issued to the Purchaser on the Closing Date shall be identical except for the Expiration Date and the Exercise Price. The Expiration Date for the Warrants shall be as follows: the third anniversary of the Closing Date for 400,000 Warrants; the fourth anniversary of the Closing Date for 400,000 Warrants; the fifth anniversary of the Closing Date for 400,000 Warrants; the sixth anniversary of the Closing Date for 400,000; and the seventh anniversary of the Closing Date for 465,515 Warrants. The Exercise Price for the Warrants shall be as follows: $40 for the Warrants expiring on the third anniversary of the Closing Date; $50 for the Warrants expiring on the fourth anniversary of the Closing Date; $60 for the Warrants expiring on the fifth anniversary of the Closing Date; $70 for the

Warrants expiring on the sixth anniversary of the Closing Date; and $80 for the Warrants expiring on the seventh anniversary of the Closing Date.

          (b) Purchase Price. The Purchaser shall pay to the Company on the Closing Date an aggregate purchase price for the 693,126 Units of Seventeen Million Seven Hundred Thirty-Three Thousand One Hundred Fifty Dollars ($17,733,150) (the "Purchase Price") by wire transfer of immediately available funds to a bank account designated by the Company not less than three Business Days prior to the Closing Date.

          (c) Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the sale and purchase of the Units (the "Closing") shall take place at American Express Tower, World Financial Center, 200 Vesey Street, New York, New York, at 10:00 a.m. on March 16, 1998, or at such other place and time as may be agreed upon by the Purchaser and the Company.

          (d) Deliveries at Closing. Subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, the Company shall execute and deliver to the Purchaser the following: (i) the Warrant Agreement; (ii) the Marketing Agreement; (iii) the Registration Rights Agreement; (iv) the Warrant Certificates evidencing an aggregate of 2,065,515 Warrants purchased hereunder;
(v) stock certificates evidencing an aggregate of 693,126 shares of Common Stock purchased hereunder (which certificates shall bear the legends set forth in Section 8(e)) and (vi) such other instruments as may reasonably be requested by the Purchaser to evidence the consummation of the transactions contemplated hereby. Subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, the Purchaser shall execute and deliver to the Company the following: (i) the Warrant Agreement; (ii) the Marketing Agreement; (iii) the Registration Rights Agreement and (iv) such other instruments as may reasonably be requested by the Company to evidence the consummation of the transactions contemplated hereby.

          SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

          (a) Organization, Standing and Power of the Company. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has delivered to the Purchaser complete and correct copies of its Certificate of Incorporation, as amended (the "Company's Certificate") and Amended Bylaws (the "Company's Bylaws").

          (b) Company Subsidiaries. Schedule 3(b) to the Company Disclosure Letter sets forth each Company Subsidiary and the ownership interest therein of the Company. Except as set forth on Schedule 3(b) to the Company Disclosure Letter, all the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable, are owned by the Company or by another Company Subsidiary free and clear of all Liens. Each Company Subsidiary is a corporation, duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Material Adverse Effect. There are no restrictions on any Company Subsidiary's ability to dividend or distribute money to the Company, except for certain state regulatory obligations which require the maintenance of minimum levels of net worth and any restrictions under applicable corporate law. Copies of the charters, articles or certificates of incorporation, bylaws or other organization documents (as amended to the date of this Agreement) for each Company Subsidiary have been previously delivered to Purchaser.

          (c) Authorization; Non-Contravention; Consents; Issuance of Common Stock and Warrants.

                    (i) The Company and its Subsidiaries have the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by the Company, Administaff of Texas, Inc. ("ASFT") and Administaff Companies, Inc., ("ASF Companies") the performance by the Company, ASFT and ASF Companies of their respective obligations hereunder and thereunder and the consummation by the Company, ASFT and ASF Companies of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company, ASFT and ASF Companies. This Agreement has been, and each of the other Transaction Documents will be at the Closing, duly executed and delivered by the Company, ASFT and ASF Companies and this Agreement constitutes, and, assuming the due execution and delivery thereof by the Purchaser, each of the other Transaction Documents upon due execution and delivery will constitute, a valid and binding agreement of the Company, ASFT and ASF Companies (to the extent a party thereto), enforceable against the Company, ASFT and ASF Companies (to the extent a party thereto) in accordance with its respective terms, except as such enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally and other than general equitable principles. Except as set forth in Schedule 3(c) to the Company Disclosure Letter, the execution, delivery and performance of this Agreement and of the Transaction Documents by the Company, ASFT and ASF Companies do not and will not, and the consummation of the transactions contemplated hereby and by the other Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit or alteration of rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (A) the Company's Certificate or the Company's Bylaws, or the comparable charter or organizational documents of any Company Subsidiary, (B) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound or (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Company or any Company Subsidiary, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that either individually or in the aggregate would not (x) have a Material Adverse Effect or (y) prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or by the other Transaction Documents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents by the Company, ASFT and ASF Companies or the consummation by the Company, ASFT and ASF Companies of the transactions contemplated hereby or thereby, except for (A) the filing with the SEC of a Notice of Sale of Securities on Form D and such reports under
          Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and such transactions, (B) filings required under the HSR Act and (C) such other consents, approvals, orders, authorizations, registrations, declarations and filings (x) as are set forth in Schedule 3(c) to the Company Disclosure Letter or (y) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or by the other Transaction Documents or otherwise prevent the Company, ASFT and ASF Companies from performing its obligations under this Agreement or any other Transaction Document in any material respect or have, individually or in the aggregate, a Material Adverse Effect.

                    (ii) Upon delivery to Purchaser of stock certificates evidencing the Common Stock to be purchased by the Purchaser hereunder and Warrant Certificates evidencing the Warrants in accordance with the terms hereof, such Common Stock and the Warrants, respectively, will have been validly issued and fully paid and nonassessable, free and clear of all Liens and the issuance thereof will not give rise to any preemptive rights, except for such rights as set forth on Schedule 3(c)(ii) to the Company Disclosure Letter which rights have been effectively waived. The issuance of the shares of Warrant Stock pursuant to the Warrant Agreement has been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, such shares will have been validly issued and fully paid and nonassessable. The Company has reserved 2,065,515 shares of Common Stock for issuance upon the exercise of the Warrants. Except as set forth in the Registration Rights Agreement and on Schedule 3(c)(ii) to the Company Disclosure Letter, no Person has the right to demand or any other right to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration.

          (d) Capital Structure. The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. As of January 20, 1998, (i) 14,361,925 shares of Common Stock and no shares of Preferred Stock were issued and outstanding, (ii) 489,117 shares of Common Stock were held by the Company in its treasury (and 150,000 outstanding shares of Common Stock held by a total of six persons who are listed on Scheduled 3(d)(ii) to the Company Disclosure Letter are to be purchased by the Company at a price of $21.00 per share prior to Closing pursuant to written agreements which the Company has previously delivered to the Purchaser), and
(iii) 861,804 shares of Common Stock were issuable under the Company's employee benefit or incentive plans pursuant to awards granted or that may be granted by the Company. (The written agreements referred in clauses (ii) hereof are sometimes also referred to herein as "Repurchase Agreements.") Except as set forth in this Section 3(d) or in Schedule 3(d) to the Company Disclosure Letter, no shares of Common Stock or other voting securities of the Company were issued, reserved for issuance or outstanding. The Company has no outstanding stock appreciation rights relating to the Common Stock of the Company. All outstanding shares of Common Stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except (A) as set forth above in this Section 3(d), or (B) as set forth in Schedule 3(d) to the Company Disclosure Letter, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth on Schedule 3(d) to the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock, voting securities or other ownership interests in the

Company or any Company Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than a Company Subsidiary). There are no outstanding agreements related to the voting of capital stock of the Company.

          (e) Securities Laws. In reliance on the investment representations contained in Section 4(a), the offer, issuance, sale and delivery of the shares of Common Stock and the Warrants to the Purchaser as provided in this Agreement, and the issuance and delivery of Common Stock upon the exercise of the Warrants by the Purchaser, are and will be exempt from the registration requirements of the Securities Act and all applicable state securities laws, as such laws are currently in effect.

          (f) SEC Documents; Financial Statements; Undisclosed Liabilities. The Company has filed all reports, schedules, forms, statements and other documents required to be filed with the SEC (the "Company SEC Documents"). All of the Company SEC Documents, as of their respective filing dates, complied, or will comply, as the case may be, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing and effectiveness contained, or will contain as of the Closing Date, as the case may be, any untrue statement of a material fact or omitted, or will omit, as the case may be, to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been amended, modified or superseded by later Company SEC Documents. The consolidated financial statements of the Company included in the Company SEC Documents complied, or will comply, as the case may be, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared, or will be prepared, as the case may be, in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q promulgated under the Exchange Act) applied on a consistent basis during the periods involved and fairly presented, or will present, as the case may be, in accordance with the applicable requirements of GAAP, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were not or are not expected to be material in amount). Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or in Schedule 3(f) to the Company Disclosure Letter, and except for liabilities and obligations incurred since September 30, 1997 in the ordinary course of business and consistent with past practice, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto and which, individually or in the aggregate, would have a Material Adverse Effect.

          (g) Absence of Certain Changes or Events. Except as set forth in the Company SEC Documents filed with the SEC prior to the date hereof or disclosed in Schedule 3(g) to the Company Disclosure Letter, since December 31, 1996, the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change that would have a Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Company Subsidiary, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or would have or is reasonably likely to have a Material Adverse Effect or (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as required by a change in GAAP.

          (h) Litigation. Except as disclosed in Schedule 3(h) to the Company Disclosure Letter, there is no suit, action or proceeding pending, threatened in writing or to the best knowledge of the Company otherwise threatened against or affecting the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or by the other Transaction Documents, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any Company Subsidiary or any of their respective properties or assets having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

          (i) Title to Assets. Except as set forth on Schedule 3(i) to the Company Disclosure Letter, the Company and the Company Subsidiaries have good, valid and marketable title to, or valid and subsisting leasehold interests in, all of the assets owned or used in the operation of the Company, free and clear of all Liens, except for (i) Liens and imperfections of the title that do not, singly or in the aggregate, materially interfere with the present use by the Company or any of the Company Subsidiaries of the property subject thereto or affected thereby or that otherwise do not have a Material Adverse Effect on the Company and the Company Subsidiaries, (ii) Liens for assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that (x) either are not delinquent or that are being contested in good faith and (y) do not constitute Liens or charges arising under ERISA or the Code and (iii) Liens reflected in the consolidated balance sheet of the Company as of September 30, 1997, as contained in the Company SEC Documents filed with the SEC prior to the date hereof.

          (j) Environmental Matters. Except (i) as disclosed in the Company SEC Documents filed prior to the date hereof, (ii) as set forth in Schedule 3(j) to the Company Disclosure Letter or (iii) as to matters previously remediated in accordance with applicable Law, none of the Company, or any Company Subsidiaries or, to the Company's knowledge, any other Person has caused or permitted (a) the presence of any Hazardous Materials at, in, on, or under any of the real properties owned or leased by the Company or any of the Company Subsidiaries in any amount, form, or location that would be unlawful, require investigation, notification of Government Authorities, or remedial action, or otherwise result in potential material liabilities under any applicable local, state, or federal environmental Laws, or (b) any spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from any of the real property owned or leased by the Company as a result of the Company's operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have or is reasonably likely to have a Material Adverse Effect; and except (i) as disclosed in the Company's SEC Documents filed prior to the date hereof, (ii) as set forth in Schedule 3(j) to the Company Disclosure Letter and (iii) as to matters previously remediated in accordance with applicable law in connection with the Company's operation and use of the real property owned or leased by the Company, the Company and the Company Subsidiaries have complied in all material respects with all applicable local, state and federal environmental Laws, regulations, ordinances and administrative and judicial orders relating to the generation, use, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

          (k) Related Party Transactions. Set forth in Schedule 3(k) to the Company Disclosure Letter or in the Company's definitive proxy statement for the Annual Meeting of Shareholders held May 23, 1997 is a list of all arrangements, agreements and contracts entered into by the Company or any of the Company Subsidiaries with any Person who is an executive officer, director or Affiliate of the Company or any of the Company Subsidiaries, or any entity of which any of the foregoing is an Affiliate which would be required to be disclosed under Item 404 of Regulation S-K (other than compensation paid or payable by the Company or its Subsidiaries to such Persons for calendar year 1997 or during calendar year 1998 in respect of salaries, bonuses, inactive plan participation, directors' fees and similar compensation arrangements in the ordinary course of business and other than the Repurchase Agreements.

          (l) Absence of Changes in Benefit Plans; ERISA Compliance.

                    (i) Except as disclosed in Schedule 3(l)(i) to the Company Disclosure Letter or in the Company SEC Documents filed prior to the date hereof, since the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date hereof, there has not been any adoption or amendment by the Company, any Company Subsidiary or any Person affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code (each, an "ERISA Affiliate of the Company") of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employment agreement or other employee benefit plan, arrangement, agreement, policy or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of the Company or any of their dependents, any Company Subsidiary, or any ERISA Affiliate of the Company (collectively, "Company Benefit Plans"). No Company Benefit Plan is, or has been subject to Title IV of ERISA or to Section 412 of the Code (except for the Company's 401(k) plan, which was formerly a money purchase plan subject to
          Section 412 of the Code) or Section 302 of ERISA or provides post-retirement health benefits other than the health benefits required under Section 4980B of the Code or Part 6 of Title I of ERISA.

          Each Company Benefit Plan pursuant to which the Company has any liability is listed in Schedule 3(l)(i) to the Company Disclosure Letter, and true and correct copies of each of the following have been made available to the Purchaser with respect to each such Company Benefit Plan, where applicable: (i) all annual reports (Form 5500, including applicable schedules), if any, relating to each such Company Benefit Plan filed with the IRS since January 1, 1995, (ii) each such Company Benefit Plan, (iii) the trust agreement, if any, relating to each such Company Benefit Plan, (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required by ERISA, (v) each administrative services agreement, if any, with respect to each Company Benefit Plan, and (vi) the most recent determination letter, if any, issued by the Internal Revenue Service with respect to any such Company Benefit Plan qualified under Section 401 of the Code.

          Except as set forth in Schedule 3(l)(i) to the Company Disclosure Letter, as to any such Company Benefit Plan intended to be qualified under Section 401 of the Code, (i) such Company Benefit Plan satisfies in form and in operation the requirements of such Section and there has been no termination or partial termination of, or complete discontinuance of contributions under, such Company Benefit Plan within the meaning of Section 411(d)(3) of the Code and (ii) the Internal Revenue Service has issued a favorable determination letter, which remains valid and in full force and effect.

          As to any such terminated Company Benefit Plan intended to have been qualified under Section 401 of the Code, such terminated Company Benefit Plan received a favorable determination letter from the Internal Revenue Service with respect to its termination.

          Except as set forth in Schedule 3(l)(i) to the Company Disclosure Letter, either the Company, a Company Subsidiary or an ERISA Affiliate of the Company has the right, either individually or in the aggregate, unilaterally to terminate any, and each, of the Company Benefit Plans without incurring any additional contributions or expense to fund or pay any benefits upon such termination, other than contributions or expenses that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

          Except as set forth in Schedule 3(l)(i) to the Company Disclosure Letter or in the Company SEC Documents filed prior to the date hereof, there are no audits, investigations, actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any of such Company Benefit Plans or their assets that could reasonably be expected to have a Material Adverse Effect.

          Except as set forth in Schedule 3(l)(i) to the Company Disclosure Letter or as disclosed in the Company SEC Documents filed prior to the date hereof, all reports, returns and similar documents with respect to the Company Benefit Plans required to be filed with any governmental agency have been so timely filed.

          Neither the Company, any Company Subsidiary nor any ERISA Affiliate of the Company makes or has made, nor has or has had an obligation to make, nor reimburses or has reimbursed, nor has or has had an obligation to reimburse, another employer, directly or indirectly, for making, contributions to any plan, that is a multiemployer plan subject to Title IV of ERISA.

          To the extent assets have been set aside in a trust or other separate account to pay directly or indirectly benefits under any Company Benefit Plan, all such assets are shown on the books and records of such trust or separate account at their current fair market value.

                    (ii) Except as described in Schedule 3(l)(ii) to the Company Disclosure Letter, as disclosed in the Company SEC Documents filed prior to the date hereof, or as would not reasonably be expected to have a Material Adverse Effect, (A) all Company Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law (including applicable laws of any jurisdiction outside of the United States of America), including ERISA and the Code, (B) all contributions required to be made to the Company Benefit Plans pursuant to their terms and provisions have been timely made and other than contributions in the normal course of business, neither the Company, any Company Subsidiary nor any ERISA Affiliate of the Company has any liabilities or obligations with respect to any such Company Benefit Plan, whether accrued, contingent or otherwise, nor to the best knowledge of the Company are any such liabilities or obligations expected to be incurred and (C) other than claims for benefits made in the normal course, no individual has any claim with respect to any such Company Benefit Plan, nor to the knowledge of the Company is any such claim expected to be incurred. Except as set forth in Schedule 3(l)(ii) to the Company Disclosure Letter, the execution of, and performance of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may trigger any payment (whether of severance pay or otherwise), acceleration in the accrual or payment of any benefits, forgiveness of indebtedness, vesting of benefits, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer or director of the Company, any Company Subsidiary, or any ERISA Affiliate of the Company or their dependents.

          Except as set forth in Schedule 3(1)(ii) to the Company Disclosure Letter, as disclosed in the Company SEC Documents filed prior to the date hereof or as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Company Subsidiary has a duty or obligation to indemnify or hold any other person or entity harmless for any liability attributable to any acts or omissions by such person or entity with respect to any Company Benefit Plan.

          (m) Taxes.

                    (i) Except as set forth in Schedule 3(m) to the Company Disclosure Letter, the Company and each Company Subsidiary has (A) timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects; and
          (B) timely paid (or the Company has paid on its behalf) all material Taxes required to be paid by it, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Except as set forth on Schedule 3(m) to the Company Disclosure Letter, no deficiencies greater than $25,000 for any Taxes have been proposed, asserted or assessed against the Company, any predecessor to the Company or any of the Company Subsidiaries during the past five years, and no requests for waivers of the time to assess any such Taxes are pending.

          (n) No Payments to Employees, Officers or Directors. Except as set forth on Schedule 3(n) to the Company Disclosure Letter, or filed as an exhibit to a Company SEC Document filed prior to the date hereof, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the transactions contemplated hereby or by the other Transaction Documents, with respect to any employee, officer or director of the Company or any Company Subsidiary.

          (o) Compliance with Laws; Permits.

                    (i) Except as set forth in Schedule 3(h) or 3(o)(i) to the Company Disclosure Letter, neither the Company nor any Company Subsidiary has violated or failed to comply with any Law applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                    (ii) The permits, licenses, approvals, franchises, registered and common law trademarks, service marks, trade names, copyrights (and applications for each of the foregoing), notices and authorizations issued by Governmental Authorities (collectively, the "Permits") and held by the Company and the Company Subsidiaries are all the Permits required for the conduct by the Company and the Company Subsidiaries of their respective businesses. All the Permits are in full force and effect, and neither the Company nor any Company Subsidiary has engaged in any activity which to the Company's knowledge would cause or permit revocation or suspension of any such Permit, and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to the knowledge of the Company, threatened. To the Company's knowledge, there are no existing defaults or events of default by the Company or any Company Subsidiary under any Permit and no event or state of facts has occurred which with notice or lapse of time or both would constitute a default by the Company or any Company Subsidiary under any such Permit. The Company does not have any knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any Person other than the Company or any Company Subsidiary that is a party to such Permit in the performance of any obligation to be performed or paid by such Person under any Permit. The use by the Company of any proprietary rights relating to any Permit does not involve any claimed infringement of such Permit or rights. The consummation of the transactions contemplated hereby and by the other Transaction Documents will not affect the continuation, validity or effectiveness of the Permits or require the consent of any Person under any of the Permits. Except as set forth in paragraph
          (iii) below, the Company is not required to be licensed by any governmental or regulatory body.

                    (iii) The operations of the Company are (A) licensed under the laws of Arkansas, Florida, New Hampshire, Maine, Oregon, South Carolina, Tennessee, Texas and Utah (and application has been made for a license to operate as a professional employer organization in the State of Minnesota) and in each other state where the failure to be licensed would have a Material Adverse Effect on the Company and (B) registered in Kentucky, Massachusetts, Minnesota, Nevada, New Mexico, and Rhode Island and in each other state where the failure to be registered would have a Material Adverse Effect on the Company. The Company has satisfied (or with respect to Minnesota is in the process of satisfying) all requirements for obtaining the licenses and registrations in each state listed or otherwise referred to in the immediately preceding sentence and is in compliance in all material respects with all other applicable Laws, including, but not limited to, those Laws regulating professional employer organizations in each state in which it operates.

          (p) Contracts; Debt Instruments.

                    (i) To the Company's knowledge, neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage or indenture, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3(p) to the Company Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

                    (ii) Except as set forth on Schedule 3(p) hereto or filed as an exhibit to a Company SEC Document filed prior to the date hereof, the Company has no:

                              (A) Contract or agreement (other than client
                    service agreements) involving amounts payable to the Company in each case during any 12-month period, which will aggregate $500,000 or more;

                              (B) Management or employment contract or
                    collective bargaining or other labor union agreement;

                              (C) Contract or agreement for the purchase, sale
                    or lease of goods, materials, equipment, supplies or capital assets or for the rendering of services (excluding any insurance or benefit plan contracts or agreements) involving payments by the Company which will aggregate $500,000 or more in any 12-month period or which require more than 30 days' notice in order for such commitments to be terminated without liability to the Company;

                              (D) Loan, factoring, guaranty, credit line or
                    subordination agreement;

                              (E) Joint venture or other agreement involving
                    sharing of profits;

                              (F) Outstanding offer or bid which, if accepted,
                    would result in a contract (other than client service agreements) requiring the Company to pay, or that there be paid to the Company, in the aggregate, $500,000 or more in any 12-month period; or

                              (G) Material contract, commitment, or obligation
                    not made in the ordinary course of business.

          True and complete copies of all such contracts and other documents noted in Schedule 3(p)(ii) have been furnished to the Purchaser. The Company is not a party to or bound by any executory or presently existing contract, agreement or other arrangement which has had, or which Company believes or has reason to believe may in the future have, a Material Adverse Effect. All contracts and other agreements to which the Company is a party are in full force and effect and are enforceable by the Company against all other parties thereto in all material respects.

                    (iii) True and complete copies of the Company's form of client service agreement (the "Form Client Service Agreement"), together with all forms of addenda thereto, have been furnished to the Purchaser. Each of the client service agreements to which the Company or any Company Subsidiary is a party or is bound is substantially in the form of the Form Client Service Agreement and each of the addenda attached thereto is substantially similar to one of the forms of addenda previously furnished to the Purchaser.

          (q) State Takeover Statutes. The Board of Directors of the Company has approved pursuant to Section 203(a)(1) of the Delaware General Corporation Law the following transactions pursuant to which the Purchaser may be deemed to be an "interested stockholder" (as defined in the Delaware General Corporation
Law): (i) the issuance of the Unit Stock and the Warrants to the Purchaser at the Closing, (ii) the issuance of the Warrant Stock to the Purchaser upon the exercise of the Warrants pursuant to, and the other transactions to be effected in accordance with, the Warrant Agreement, (iii) the exercise by the Purchaser of the preemptive rights pursuant to Section 9(a) hereof (regardless of whether the Purchaser's Interest is greater than or less than 15% at the time of exercise of such rights), (iv) the exercise by the Purchaser of other purchase rights pursuant to Section 9(b) hereof (regardless of whether the Purchaser's Interest is greater than or less than 15% at the time of exercise of such rights) and (v) the transactions to be effected in accordance with the Marketing Agreement and the Registration Rights Agreement and, accordingly, the restrictions contained in Section 203 of the Delaware General Corporation Law regarding business combinations with interested stockholders will not apply to the Purchaser so long as the Purchaser engages in any of the transactions set forth in (i) through (v) above. The Company also has taken all actions necessary, if any, to exempt the transactions to be effected between the Purchaser and the

Company and its Affiliates from the operation of any other applicable "business combination" or anti-takeover statute or similar statute enacted under any state laws or the federal laws of the United States, or any similar statute or regulation.

          (r) Insurance. The Company maintains commercial property (including business interruption coverage), commercial general liability, automobile liability, product liability, professional liability, employment practices liability, workers' compensation, employer's liability and umbrella liability with reputable insurance carriers, which the Company reasonably believes provide adequate coverage for all normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets. The Company believes that the insurance policies and bonds maintained by it are in such amounts and cover such losses and risks as are generally maintained by comparable businesses.

          (s) Worksite Employee Numbers. For the month of December 1997, the number of paid worksite employees of the Company was approximately 29,700. As of December 31, 1997, the Company had paid or accrued all salaries, wages, employers' portion of social security and Medicare taxes , employee benefit plan premiums, insurance premiums, employment related taxes, health care and workers' compensation costs, state unemployment taxes and administrative costs and related expenses with respect to such worksite employees due and payable by such dates and since December 31, 1997, the Company has continued to pay or accrue such amounts as such obligations have become due and payable.

          (t) Software.

                    (i) Except as specified on Schedule 3(t) to the Company Disclosure Letter, the Company owns all right, title and interest in and to, or holds valid licenses or sub-licenses to use, all of the computer software used by the Company in its operations, free and clear of any liens, claims or encumbrances of any kind or nature (excluding the rights of the owner or licensor in the case of software licensed or sub-licensed by the Company from others). Except as specified on Schedule 3(t) to the Company Disclosure Letter, all computer software owned by the Company was developed by the Company entirely through the Company's own efforts and for its own account. The use by the Company of computer software licensed to the Company from third parties (including the sublicensing of such licensed software to customers) does not violate the terms of the respective license agreements with respect to such licensed software.

                    (ii) Except as set forth on Schedule 3(t) to the Company Disclosure Letter, no director, officer or employee of the Company owns, directly or indirectly, in whole or in part, any computer software or other intellectual property right which the Company is using or which is necessary for the business of the Company as now conducted.

                    (iii) All computer software owned by the Company is fully Year 2000 Compliant (as defined below), and, to the Company's knowledge after due inquiry, all software owned by third parties and licensed to the Company is fully Year 2000 Compliant. "Year 2000 Compliant" means (A) the computer software is capable of correctly processing, providing and receiving date data within and between the twentieth and twenty-first century (including accounting for all required leap year calculations); and (B) all date fields in the computer software use four digit year fields.

          (u) Brokers. No broker, investment banker, financial advisor or other Person (the "Financial Advisors"), other than Morgan Stanley & Co. Incorporated, has been used or retained by the Company in connection with the transactions contemplated hereby and by the other Transaction Documents based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company shall be responsible for any and all expenses related to its Financial Advisors, including Morgan Stanley & Co. Incorporated.

          SECTION 4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:

          (a) Investment Representations. The Purchaser is purchasing the Common Stock and Warrants pursuant to this Agreement for its own account, for investment purposes and not with a view to the distribution thereof; provided, however, that the foregoing representation shall not be construed as imposing any limitation on the Purchaser's right to transfer Common Stock or Warrants that is not otherwise expressly set forth in this Agreement or the Warrant Agreement or required under applicable law. None of the Purchaser or any of its Affiliates owns any capital stock of the Company and, except to the extent contemplated by the terms of this Agreement, none of the Purchaser or any of its Affiliates has any option or other right to acquire capital stock of the Company.

          (b) Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

          (c) Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents will be at the Closing, duly executed and delivered by the Purchaser and this Agreement constitutes, and, assuming the due execution and delivery thereof by the Company, each of the other Transaction Documents upon due execution and delivery will constitute, the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except as such enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors rights generally and other than general equitable principles.

          (d) Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and of the Transaction Documents by the Purchaser do not and will not, and the consummation of the transactions contemplated hereby and by the other Transaction Documents will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit or alteration of rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (A) the articles of incorporation or Bylaws of the Purchaser, (B) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license to which the Purchaser is a party or by which any of its assets are bound, or (C) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Purchaser or its properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that neither individually nor in the aggregate would (x) have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Purchaser or (y) prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or by the other Transaction Documents. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby or thereby, except for (A) the filing with the SEC of such reports under
Section 13(a) of the Exchange Act, as may be required in connection with this Agreement and such transactions, (B) filings required under the HSR Act and (C) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated hereby or by the other Transaction Documents or otherwise prevent the Company from performing its obligations under this Agreement or any other Transaction Document in any material respect or have, individually or in the aggregate, a material adverse effect on the business, assets, financial condition, results of operations or prospects of the Purchaser.

          (e) Brokers. No Financial Advisor, other than BT Wolfensohn, has been used or retained by the Purchaser in connection with the transactions contemplated hereby and by the other Transaction Documents based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be responsible for any and all expenses related to its Financial Advisors, including BT Wolfensohn.

          (f) Availability of Funds. The Purchaser has available sufficient liquid funds to pay to the Company the Purchase Price on the Closing Date.

          SECTION 5. Covenants.

          (a) Pre-Closing Conduct of Business by the Company. During the period from the date of this Agreement to the Closing Date, the Company shall, and shall cause the Company Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: during the period from the date of this Agreement to the earlier of the (A) termination of this Agreement and (B) Closing Date, the Company shall not and shall cause the Company Subsidiaries not to (and not to authorize or commit or agree to) without the prior written consent of the Purchaser:

                    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in stock in respect of any of the Company's or any Company Subsidiary's capital stock, (B) split, combine or reclassify any shares of Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such shares of Common Stock or (C) purchase, redeem or otherwise acquire any shares of Common Stock of the Company or any options, warrants or rights to acquire, or security convertible into, shares of such Common Stock (other than the contemplated repurchase by the Company of up to 150,000 shares of Common Stock pursuant to the Repurchase Agreements); and

                    (ii) except for the exercise of stock options or warrants outstanding on the date of this Agreement, the issuance of Common Stock pursuant to Company's 1997 Employee Stock Purchase Plan, the issuance of employee stock options pursuant to other benefit plans which options are currently reserved for issuance under such plans or in connection with any automatic grants of options or restricted stock to non-employee directors pursuant to any existing employee benefit plan of the Company, issue, deliver or sell, or grant any option or other right in respect of, any shares of Common Stock, any other voting securities of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities.

          (b) Pre-Closing Access to Information. The Company shall, and shall cause each of the Company Subsidiaries to, afford to the Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchaser, reasonable access during normal business hours during the period prior to the Closing Date to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of the Company Subsidiaries to, furnish promptly to the Purchaser (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) subject to the Confidentiality Agreement, all other information concerning its business, properties and personnel as Purchaser may reasonably request.

          (c) Post-Closing Access to Business Information. Commencing on the date hereof and for so long as either (i) the Purchaser Nominee (as defined in Section 6 hereof) is on the Board of Directors of the Company or (ii) the Purchaser's Interest is at least 10%, the Company shall furnish to the Purchaser such information regarding the Company and the Company Subsidiaries as is furnished to the members of the Board of Directors of the Company. The information currently provided to members of the Board of Directors is described in Schedule 5(c) hereto. If the Company determines to provide the members of its Board of Directors with less information or information of a different type from that currently being furnished to members of the Board of Directors, as described in Schedule 5(c) hereto, then in addition to the information otherwise required to be furnished to the Purchaser pursuant to this Section 5(c), the Company shall furnish to the Purchaser information of the type described on
Schedule 5(c) at such times as are specified on such schedule.

          (d) Public Company Information. So long as the Company is subject to the periodic reporting requirements of the Exchange Act and for so long as the Purchaser's Interest is at least 5%, the Company will:

                    (i) file with the SEC on or before the required date all regular or periodic reports required pursuant to the Exchange Act; and

                    (ii) use its reasonable commercial efforts to make publicly available information concerning the Company sufficient to allow the Purchaser to dispose in accordance with this Agreement and the Warrant Agreement of all or a portion of the Purchased Stock, the Warrants or the Warrant Stock pursuant to Rule 144 (or any successor provision) promulgated by the SEC under the Securities Act.

          (e) Private Company Information. If the Company shall cease to be subject to the periodic reporting requirements of the Exchange Act and for so long as the Purchaser's Interest is at least 5%, the Company will furnish, or will cause to be furnished, to the Purchaser copies of the following financial statements, reports and information:

                    (i) promptly when available and in any event within 90 days after the close of each Fiscal Year, a consolidated balance sheet at the close of such Fiscal

          Year, and related consolidated statements of operations, stockholders' equity and cash flows for such Fiscal Year, of the Company and the Company Subsidiaries (with comparable information at the close of and for the prior Fiscal Year), certified (in the case of consolidated statements) without qualification by Ernst & Young or other nationally recognized independent public accountants; and

                    (ii) promptly when available and in any event within 45 days after the close of each Fiscal Quarter, consolidated balance sheets at the close of such Fiscal Quarter, and consolidated statements of operations, stockholders' equity and cash flows for such Fiscal Quarter and for the period commencing at the close of the previous Fiscal Year and ending with the close of such Fiscal Quarter, of the Company and the Company Subsidiaries (with comparable information at the close of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal
          Year), certified by the chief financial or executive officer of the Company.

          (f) Inconsistent Agreements. The Company will not, and will not permit any Company Subsidiary to, take any action which would (i) impair or adversely affect the right of the Purchaser to exercise the Warrants or exercise any rights of the Purchaser pursuant to the Transaction Documents, or (ii) breach any of the covenants or agreements of the Company in the Transaction Documents. The Company has taken and will take all action necessary to assure that the Purchaser is an "exempted holder" pursuant to any shareholder rights plan or "poison pill" plan of the Company (a "Rights Plan") so long as the Purchaser's Interest does not exceed 19.9%; provided, that, if the Purchaser's Interest is reduced below 19.9% due to dispositions of Unit Stock by the Purchaser (and not through the issuance of equity by, or any other action of, the Company), the ownership threshold up to which the Purchaser will be an "exempted holder" under a Rights Plan will be reduced to the greater of the Purchaser's Interest following such dispositions and 15%. The Company will not amend or modify a Rights Plan in any manner that would adversely affect the Purchaser, without the Purchaser's prior written consent.

          (g) Certain Actions. Subject to the terms and conditions herein provided, each of the parties will use its reasonable commercial efforts to cooperate with the other party (i) to, secure all necessary consents, approvals, authorizations and exemptions from all third parties, including, without limitation, all Governmental Authorities, in connection with and to effectuate the transactions contemplated hereby and by the other Transaction Documents and
(ii) to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and by the other Transaction Documents, including, without limitation, the execution of each Transaction Document and all other certificates and instruments contemplated hereby and thereby. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the Company and the Purchaser shall take all such necessary action.

          (h) HSR Act Filings. Promptly after the date hereof (and in any event within five Business Days), each of the parties shall make any filing required under the HSR Act to be made by it and prior to the Closing each of the parties shall use its reasonable commercial efforts to promptly make any additional filing required under the HSR Act and to promptly respond to any request for additional information under the HSR Act.

          (i) Audit of Administaff 401(k) Plan. With respect to the current audit by the IRS of the Administaff 401(k) Plan and Trust, the Company will continue to use its commercially reasonable efforts to attempt to resolve the issues raised by the audit in a manner that would not reasonably be expected to result in a Material Adverse Effect.

          SECTION 6. Board Nomination Rights.

          (a) Concurrently with or prior to the Closing, (i) the Company's Board of Directors shall increase the number of members constituting the Company's Board of Directors by one (with the vacancy created thereby being in Class II, whose term expires at the Company's annual meeting to be held in 2000 (the "2000 Meeting")) and (ii) the Purchaser shall be entitled to select one individual (the "Purchaser Nominee") to fill the vacancy in Class II of the Board of Directors of the Company created by such increase. Within 30 days following the Closing, the Company's Board of Directors shall appoint the Purchaser Nominee to fill the vacancy in Class II referred to in the immediately preceding sentence. At all stockholders meetings at which Class II directors are to be elected, the Purchaser Nominee shall be included in the slate of nominees recommended by the Company and the Board to the stockholders of the Company for election as directors, and the Company shall use its best efforts to cause the election of the Purchaser Nominee at each such election. The Purchaser will confer with the Company concerning the Purchaser's selection of the Purchaser Nominee prior to making such selection.

          (b) The Purchaser's right to elect a Purchaser Nominee and the Company's obligation set forth in Section 6(a) above shall continue so long as the Purchaser's Interest is greater than 5%. Subject to the preceding sentence, any change in the structure or classification of the Board shall not affect the Purchaser's right to have the Purchaser Nominee nominated for election to the Board. Upon the termination, removal or resignation of a Purchaser Nominee for any reason, the Purchaser shall have the right to appoint a new Purchaser Nominee to fill such vacancy, and the Company shall use its best efforts to cause the election of such new Purchaser Nominee to the Board through action of the Board of Directors or stockholders. Further, if a Purchaser Nominee shall not be elected as a Class II director at any election, then the Company shall use its best efforts to ensure that the Purchaser Nominee obtains a seat on the Board as soon as reasonably possible, whether by appointment of the Purchaser Nominee to fill an existing or newly created vacancy on the Board, by nomination at the next election of directors of the Company or otherwise.

          SECTION 7. Business Combinations Between the Company and the
Purchaser.

          (a) Purchases of Equity Securities. Neither the Purchaser nor any of its Affiliates shall, without the prior written consent of the Company, (i) directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any Equity Securities whether by tender offer, market purchase, privately negotiated purchase or otherwise, if, immediately after such purchase or acquisition, the Purchaser's Interest would equal or exceed 19.9% or (ii) directly or indirectly propose or offer to enter into a Business Combination.

          (b) Additional Limitations. Neither the Purchaser nor any of its Affiliates shall:

                    (i) other than in connection with an election contest to which Rule 14a- 11 under the Exchange Act applies, and which election contest is either initiated by a Person other than the Purchaser, any Affiliate or Associate of the Purchaser or any "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) of which the Purchaser or any of its Affiliates or Associates is a member (a "Third Party") or is otherwise approved by the Board of Directors, make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in Regulation 14A promulgated by the SEC) or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of the Company, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other individual, firm, corporation, partnership or other entity to initiate any stockholder proposal;

                    (ii) deposit any Equity Securities into a voting trust or subject any Equity Securities to any arrangement or agreement with respect to the voting of such securities or form, join or in any way participate in a "group" (within the meaning of Sections 13(d) or 14(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) for the purposes of acquiring, holding or disposing of any Equity Securities;

                    (iii) make any public announcement with respect to a proposed or contemplated or pending transaction of the type described in any of Section 7(a) hereof or Section 7(b)(i), (ii) or (iv) hereof;

                    (iv) take any other action to seek to affect the management or Board of Directors of the Company or any of its Affiliates or the business, operations or affairs of the Company or any of its Affiliates; provided, that nothing in this Section 7(c)(iv) shall restrict the manner in which (i) the Purchaser Nominee on the Board of Directors of the Company may vote on any matter submitted to such Board, or (ii) such Purchaser Nominee participates in deliberations or discussions of such Board in such Purchaser Nominee's capacity as a member of such Board; or

                    (v) request the Company (or any of its officers, directors, representatives, employees, attorneys, advisors, agents, affiliates or associates) to waive, amend or modify in any material respect any restrictions contained in this Section 7 (or to waive, amend or modify this paragraph (v)).

          (c) Exceptions. The prohibitions contained in Sections 7(a) and (b) shall not apply in connection with the exercise by the Purchaser of any of its rights under Section 9 hereof and shall terminate on the earliest to occur of the following (each a "Termination Event"): (i) the commencement by a Third Party of (A) a bona fide tender or exchange offer, conducted pursuant to Section 14(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, to purchase at least a majority of the outstanding Common Stock of the Company, provided that within ten days after the commencement of such offer the Board of Directors either recommends acceptance of, expresses no opinion and remains neutral toward, is unable to take a position or takes no action with respect thereto, (B) a bona fide proposal to acquire all or substantially all of the assets of the Company, which has been publicly announced or otherwise disclosed to the Company stockholders and has not been rejected by the Board of Directors within ten days of receipt by the Board of Directors or (C) a bona fide proposal to effect a Change of Control, or to enter into any acquisition with the Company or other business combination transaction with the Company in which the Company is not the surviving entity or the stockholders of the Company cease to own a majority of the outstanding equity of the Company, which has been publicly announced or otherwise disclosed to the Company stockholders and has not been rejected by the Board of Directors within ten days of receipt by the Board of Directors, (ii) the Company entering into (or announcing its intention to do so) a definitive agreement, or an agreement contemplating a definitive agreement, for any of the transactions described in clauses (A) through (C) above, (iii) a Change of Control, (iv) the termination of the Marketing Agreement by the Purchaser as a result of a breach by the Company or a Company Subsidiary, provided that the Purchaser is not then in breach of the Marketing Agreement, (v) the failure of the Purchaser Nominee to be nominated for election to the Board of Directors of the Company, (vi) the fifth anniversary of the Closing Date, if, as of the fifth anniversary, the Standstill Termination Ownership Threshold is not greater than ten percent, and (vii) the seventh anniversary of the Closing Date; provided, that if (i) the Termination Event was a tender or exchange offer referred to in clause (i)(A) and such tender or exchange offer is terminated, (ii) the Termination Event was a proposal to acquire all or substantially all of the assets of the Company referred to in clause (i)(B) or a proposal to effect a Change of Control, or enter into any acquisition or other business combination transaction with the Company described in clause (i)(C) and after the ten day period referred to in clause (i)(B) or
(i)(C) such proposal is rejected by the Board of Directors of the Company, or
(iii) the Termination Event was a definitive agreement or agreement contemplating a definitive agreement referred to in clause (ii) and such agreement is terminated, and at the time of the termination of the exchange or tender offer, the rejection of the proposal or the termination of the agreement, as the case may be, the Purchaser's Interest has neither exceeded fifty percent nor decreased below five percent, then the restrictions set forth in
Section 7(b) shall be reinstated and those set forth in Section 7(a) shall be reinstated at the higher of (A) 19.9% and (B) one-tenth of one percent more than the percentage of the Common Stock of the Company on a Fully Diluted Basis beneficially owned by the Purchaser and its Affiliates at the time of such reinstatement.

          (d) Notice of Termination Events. The Company shall notify the Purchaser in writing, as promptly as practicable, but in any event within three Business Days, of (i) the commencement of a tender or exchange offer of the type described in Section 7(c)(i)(A), (ii) its receipt of a proposal of the type described in Section 7(c)(i)(B) or (C), (iii) the Company's entering into or announcement of its intention to enter into an agreement of the type described in Section 7(c)(ii), (iv) a Change of Control, (v) the termination of a tender or exchange offer of the type described in Section 7(c)(i)(A),(vi) the Company's rejection, if any, of a proposal of the type described in Section 7(c)(i)(B) or
(C) or (vii) the termination of an agreement of the type described in Section 7(c)(ii).

          SECTION 8. Restrictions on Transfer.

          (a) Transfers of Unit Stock. Without the prior written consent of the Company, (i) prior to the second anniversary of the Closing Date, neither Purchaser nor any Affiliate or Associate of the Purchaser may sell, transfer or otherwise dispose of any Unit Stock to any Third Party, except in accordance with the following sentence, and (ii) during the period that commences on the second anniversary of the Closing Date and continues until the fifth anniversary of the Closing Date, neither Purchaser nor any Affiliate or Associate of the Purchaser may sell, transfer or otherwise dispose of any Unit Stock to any Third Party, except in accordance with the following sentence or Section 8(b) hereof. Notwithstanding anything to the contrary set forth in this Section 8(a), the provisions of this Section 8(a) and 8(b) shall not apply to any sale, transfer or other disposition by the Purchaser or any Affiliate or Associate of the Purchaser that holds Unit Stock (i) to any of its Subsidiaries or any entity of which the Purchaser is, directly or indirectly, a Subsidiary provided that the transferee agrees to be bound by the restrictions set forth in this Section 8 or
(ii) following the occurrence of a Termination Event, other than a Termination Event of the type described in Section 7(c)(iv); provided, that if (i) the Termination Event was a tender or exchange offer referred to in clause (i)(A) of
Section 7(c) and such tender or exchange offer is terminated, (ii) the Termination Event was a proposal to acquire all or substantially all of the assets of the Company referred to in clause (i)(B) of Section 7(c) or a proposal to effect a Change of Control or enter into any acquisition or other business combination transaction with the Company described in clause (i)(C) of Section 7(c) and after the ten day period referred to in clauses (i) (B) and (i)(C) of
Section 7(c) such proposal is rejected by the Board of Directors of the Company, or (iii) the Termination Event was a definitive agreement or agreement contemplating a definitive agreement referred to in clause (ii) of Section 7(c) and such agreement is terminated, then from the date of any such termination or rejection the restrictions set forth in this Section 8(a) and 8(b) shall again be applicable on a prospective basis.

          (b) Restricted Securities. During the time period established pursuant to Section 8(a), Unit Stock is transferable only as follows:

                    (i) pursuant to an underwritten offering of all or part of such Unit Stock, registered under the Securities Act, provided that the underwriters of such offering have undertaken to effect a distribution of the Unit Stock in which no person will purchase from the underwriters, to the knowledge of such underwriters, Unit Stock representing more than five percent of the Common Stock outstanding on a Fully Diluted Basis as of the date of the closing of such offering; or

                    (ii) pursuant to secondary distributions, exchange distributions, block trades, ordinary brokerage transactions or any other method of registered distribution, provided that any broker or dealer that participates in such distribution will undertake to effect a distribution of the Unit Stock in which no person will purchase from the Purchaser, to the knowledge of such broker or dealer, Unit Stock constituting more than five percent of the Common Stock outstanding on a Fully Diluted Basis at the time of such sale; or

                    (iii) pursuant to an underwritten offering of securities convertible into Unit Stock, registered under the Securities Act, provided that the underwriters of such offering have undertaken to effect a distribution of such convertible securities in which no person will purchase from the underwriters, to the knowledge of such underwriters, securities convertible into a number of the Unit Stock constituting more than five percent of the Common Stock outstanding on a Fully Diluted Basis of the date of the closing of such offering; or

                    (iv) pursuant to a pro rata rights offering or pro rata distribution to all holders of American Express Company common stock ("AXPress Stock"), provided that at the time of such offering or pro rata distribution the AXPress Stock is publicly traded on a national securities exchange; or

                    (v) pursuant to Rule 144 of the general rules and regulations promulgated by the SEC under the Securities Act or any successor rule or regulation thereof, provided that, to the Purchaser's knowledge, no person will purchase in such transaction Unit Stock constituting more than five percent of the Common Stock outstanding on a Fully Diluted Basis at the time of such sale; or

                    (vi) Any sale, whether by private placement or other transaction exempt from registration under the Securities Act, (other than pursuant to clause (iv) above), so long as (I) King & Spalding or other counsel which (to the Company's reasonable satisfaction) is knowledgeable in securities law matters delivers an opinion to the

          Company, in form and substance reasonably satisfactory to the Company, that the Unit Stock so proposed to be sold may be so sold or transferred without registration under the Securities Act, and (II) to the Purchaser's knowledge, no person will purchase in such transaction Unit Stock constituting more than five percent of the Common Stock outstanding on a Fully Diluted Basis at the time of such sale, transfer or disposition.

          (c) Rule 144 Information. Upon the request of the Purchaser, the Company shall promptly supply to the Purchaser or its prospective transferees all information regarding the Company required to be delivered in connection with a transfer pursuant to Rule 144 or Rule 144A of the rules and regulations promulgated by the SEC under the Securities Act.

          (d) Rule 144(k) Sales. If any Unit Stock is or becomes eligible for sale pursuant to Rule 144(k), the Company, upon the request of holders of any such Unit Stock, shall remove the Securities Legend from the certificates for such Unit Stock; provided, however, that if at such time, any such Unit Stock remains subject to certain provisions of this Agreement or the Warrant Agreement, the Company shall not remove the Legend, but shall modify it to delete all references to restrictions or conditions on sale of the Unit Stock except those references to restrictions or conditions which are still applicable and specified in this Agreement or the Warrant Agreement.

          (e) Legend. Each certificate for Unit Stock shall be imprinted with a legend (the "Securities Legend") in substantially the following form:

                    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SAID ACT OR LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF JANUARY 27, 1998, BETWEEN ADMINISTAFF, INC. (THE "COMPANY") AND AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. (THE "PURCHASER"), A WARRANT AGREEMENT, DATED AS OF MARCH 10, 1998, BETWEEN
                    THE COMPANY AND THE PURCHASER, AND A REGISTRATION
                    RIGHTS AGREEMENT, DATED AS OF MARCH 10, 1998, BETWEEN THE COMPANY AND THE PURCHASER,

                    COPIES OF EACH OF WHICH ARE ON FILE AT THE MAIN OFFICE OF THE COMPANY. ANY SALE OR TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS OF THOSE AGREEMENTS AND ANY SALE OR TRANSFER OF SUCH SECURITIES IN VIOLATION OF SAID AGREEMENTS SHALL BE INVALID."

                    If the holders of Unit Stock deliver to the Company an opinion of King & Spalding or such other counsel that no subsequent transfer of Unit Stock shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Unit Stock which do not bear the Securities Legend; provided, however, that if at such time, any such Unit Stock remains subject to certain provisions of this Agreement, the Company shall not remove the Securities Legend, but shall modify it to delete all references to restrictions or conditions on sale of the Unit Stock except those references to restrictions or conditions which are still applicable and specified in this Agreement.

          (f) Termination of Rights upon Sale to the Public. Notwithstanding anything to the contrary set forth herein, the transfer restrictions contained in Section 8(a) and 8(b) shall terminate as to any Person (including any underwriter), other than an Affiliate of the Purchaser, acquiring Unit Stock from the Purchaser or an Affiliate of the Purchaser in a transfer made in accordance with Section 8 hereof.

          SECTION 9. Purchase Rights.

          (a) Preemptive Rights. If, at any time after the date hereof and for so long as (and during any period in which) the restrictions set forth in
Section 7(a) and (b) apply to the Purchaser (other than in connection with the exercise by the Purchaser of its rights under this Section 9), the Company determines to issue for cash consideration additional Equity Securities (collectively, "New Securities") to any Third Party, other than Equity Securities (i) issued or proposed to be issued to or for the benefit of any Person(s) who serve(s) as an employee(s) (including, without limitation, worksite employee(s), officer(s) or director(s) of the Company or any of its Subsidiaries) or (ii) as consideration in a bona fide acquisition by the Company of assets, operations or any business or entity (and properties or assets ancillary or related thereto) from any Person that is not an Affiliate of the Company prior to such acquisition, the Company shall offer the Purchaser the right to purchase a certain portion of the New Securities as set forth below. Upon any determination by the Company to issue New Securities in respect of which the Purchaser has the right to purchase New Securities as contemplated in the immediately preceding sentence, the Company shall give written notice (the "Notice") to the Purchaser (i) stating the aggregate number of such New Securities proposed to be issued, the terms upon which such New Securities are to be issued (which terms may include an estimated price range for such New Securities and, if the New Securities are to be priced based upon the reported trading or closing prices on a national securities exchange or the Nasdaq of any class of Equity Securities, such terms may include a description of the basis on which such price will be so determined) and the consideration to be paid therefor, (ii) stating the date proposed for issuance of such New Securities (which date, the "Tender Date," shall be not less than 20 Business Days after the date on which such Notice is given), and (iii) requesting that the Purchaser indicate in writing within ten Business Days after its receipt of the Notice whether it will purchase such number of shares of the New Securities as may be required to cause the Purchaser's Interest immediately prior to such issuance of New Securities to equal the Purchaser's Interest immediately following the issuance of the New Securities. Except as provided above, the Purchaser shall purchase its New Securities on the same terms and for the same price as specified in the Notice, unless such terms have been modified with respect to the Third Party Purchaser(s), in which event the Purchaser shall purchase its New Securities on the terms and for the price paid by such Third Party Purchaser(s); provided, however, that if the modified terms are not acceptable to the Purchaser, the Purchaser may revoke its election to purchase; provided, further that if the price is not fixed at time of Notice but is on a basis described in the Notice and the price paid by the Third Party Purchaser is unacceptable to the Purchaser, the Purchaser may revoke its election to purchase. Unless otherwise agreed, the closing of such purchase shall occur on the Tender Date.

          (b) Other Purchase Rights. If, at any time after the date hereof and for so long as (and during any period in which) the restrictions set forth in
Section 7(a) and 7(b) apply to the Purchaser (other than in connection with the exercise by the Purchaser of its rights under this Section 9), the Purchaser's Interest is reduced to less than 19.9% because of issuances by the Company of any securities, the Purchaser shall have the right to acquire securities of the Company through open market purchases or otherwise to increase the Purchaser's Interest to that which it was immediately prior to such issuances; provided, however that if the Purchaser has disposed of securities of the Company and thereby reduced the Purchaser's Interest after any such issuance and prior to the exercise of the rights under this Section 9(b), then the Purchaser shall have the right pursuant to this Section 9(b) to acquire securities of the Company through open market purchases or otherwise to increase the Purchaser's Interest to that which it would have been immediately prior to such issuance if the Purchaser had disposed of the securities prior to the issuance.

          SECTION 10. Conditions to Each Party's Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          (a) Injunction. As of the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the purchase and sale of the Common Stock and the Warrants contemplated hereby may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced by any governmental or regulatory agency for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any such agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.

          (b) Regulatory Approvals. The Purchaser and the Company shall have obtained the approval of all Governmental Authorities (or all applicable waiting periods shall have expired) necessary for the consummation of the acquisition by the Purchaser of the Units, as contemplated under this Agreement, including without limitation, those approvals required under the HSR Act.

          (c) Marketing Agreement. Each of the Purchaser, AFST, ASF Companies and the Company shall have executed and delivered the Marketing Agreement.

          (d) Warrant Agreement. Each of the Purchaser and the Company shall have executed and delivered the Warrant Agreement.

          (e) Registration Rights Agreement. Each of the Purchaser and the Company shall have executed and delivered the Registration Rights Agreement.

          SECTION 11. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and (except for representations and warranties given as of a specified date) as of the Closing Date.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it on or prior to the Closing under this Agreement.

          (c) Certificates. The Company shall have furnished the Purchaser with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 11(a) and (b).

          (d) Warrant Certificates. Concurrently with the Closing, the Company shall deliver to the Purchaser Warrant Certificates registered in the Purchaser's name evidencing the Warrants.

          (e) Stock Certificates. Concurrently with the Closing, the Company shall deliver to the Purchaser Stock Certificates registered in the Purchaser's name evidencing the Common Stock to be purchased hereunder.

          (f) No Material Adverse Change. There shall not have occurred any material adverse change since the date of this Agreement in the business, assets, results of operations, financial condition or prospects of the Company or physical loss or damage to any of the properties or assets (whether or not covered by insurance) of the Company which adversely affects or impairs the business now being conducted by the Company, and the Purchaser shall have received a certificate, signed by an executive officer of the Company and dated the Closing Date, to such effect.

          (g) Administaff 401(k) Plan and Trust. The Purchaser shall not have concluded, based on discussions with or proclamations, declarations or advice of the IRS, that it is reasonably likely that a penalty will be applied retroactively by the IRS with respect to the Administaff 401(k) Plan and Trust.

          (h) Opinions of Counsel to the Company. The Purchaser shall have received an opinion of Andrews & Kurth, L.L.P., counsel to the Company, dated the Closing Date, in a form reasonably acceptable to the Purchaser and covering the matters set forth in Exhibit E-1 hereto and the opinion of John H. Spurgin, general counsel to the Company, dated the Closing Date, in a form reasonably acceptable to the Purchaser and covering the matters set forth in Exhibit E-2 hereto.

          SECTION 12. Conditions to Obligations of the Company. The obligations of the Company to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Section 4 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and (except for representations and warranties given as of a specified date) as of the Closing Date.

          (b) Performance of Obligations of the Purchaser. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it on or prior to the Closing under this Agreement.

          (c) Certificates. The Purchaser shall have furnished the Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 12(a) and (b).

          (d) Payment. The Purchaser shall deliver to the Company a certified check in immediately available funds (or, at the Company's option, a wire transfer of immediately available funds to an account to be designated by the Company by notice given to the Purchaser not later than three Business Days prior to the Closing) in the amount of $17,733,150.

          SECTION 13. Indemnification.

          (a) The Company.

                    (i) The Company shall defend and indemnify the Purchaser and hold the Purchaser harmless from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys' fees) (collectively, "Costs") which the Purchaser or its Subsidiaries or Affiliates, any of their respective officers, directors, employees, agents or representatives or any of the heirs, executors, successors or assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of the Company contained in this Agreement, any Transaction Document or contained in any certificate, agreement or document of the Company delivered to the Purchaser in connection with the consummation of the transactions contemplated hereby; provided that the Purchaser Indemnified Parties shall not make a claim against the Company for indemnification pursuant to this Section 13(a)(i) for any Costs unless and until the aggregate amount of such Costs exceeds $100,000 (the "Company Deductible"), in which event the Purchaser Indemnified Parties may claim indemnification for all such Costs to the extent the amount of such Costs exceeds the amount of the Company Deductible.

                    (ii) In the event that any Purchaser Indemnified Party shall receive written notice of any claim or proceeding against a Purchaser Indemnified Party that, if successful, might result in a claim under this Section 13(a) by a Purchaser Indemnified Party, the Purchaser Indemnified Party shall give the Company written notice of such claim or proceeding and shall permit the Company to participate in the defense of such claim or proceeding by counsel of the Company's own choosing and at the expense of the Company; provided that, if the defendants in any such action include both the Purchaser Indemnified Party and the Company and the Purchaser Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Company, or if the interests of the Purchaser Indemnified Party reasonably may be deemed to conflict with the interests of the Company, the Purchaser Indemnified Parties shall collectively have the right to select a single separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with counsel to the Company (but the Purchaser Indemnified Party shall have no right to settle or compromise any such claim, action or proceeding), and the expenses and fees of such separate counsel and other expenses incurred by the Purchaser Indemnified Party in relation to such participation shall constitute Costs subject to indemnity by the Company. Upon written request of the Purchaser, the Company shall assume the carriage of the defense of any such claim or proceeding.

          (b) The Purchaser.

                    (i) The Purchaser shall defend and indemnify the Company and hold the Company wholly harmless from and against any and all Costs which the Company or its Subsidiaries or Affiliates, any of their respective officers, directors, employees, agents or representatives or any of the heirs, executors, successors or assigns of any of the foregoing (collectively, the "Company Indemnified Parties") incurs as a result of, or with respect to, any inaccuracy in or breach of any representation, warranty, covenant or agreement by or on behalf of the Purchaser contained in this Agreement, any Transaction Document or contained in any certificate, agreement or document of the Purchaser delivered to the Company in connection with the consummation of the transactions contemplated hereunder; provided that the Company Indemnified Parties shall not make a claim against the Purchaser for indemnification pursuant to this Section 13(b)(i) for any Costs unless and until the aggregate amount of such Costs exceeds $100,000 (the "Purchaser Deductible"), in which event the Company Indemnified Parties may claim indemnification for all Costs to the extent the amount of such Costs exceeds the amount of the Purchaser Deductible.

                    (ii) In the event that any Company Indemnified Party shall receive written notice of any claim or proceeding against a Company Indemnified Party that, if successful, might result in a claim under this Section 13(b) by a Company Indemnified Party, the Company Indemnified Party shall give the Purchaser written notice of such claim or proceeding and shall permit the Purchaser to participate in defense of such claim or proceeding by counsel of the Purchaser's own choosing and at the expense of the Purchaser; provided that, if the defendants in any such action include both the Company Indemnified Party and the Purchaser and the Company Indemnified Party shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Purchaser, or if the interests of the Company Indemnified Party reasonably may be deemed to conflict with the interests of the Purchaser, the Company Indemnified Parties shall collectively have the right to select a single separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, and the Purchaser shall bear the expenses and fees of such separate counsel and other expenses incurred by the Company Indemnified Party in relation to such participation shall constitute Costs subject to indemnity by the Purchaser. Upon written request of the Company Indemnified Party, the Purchaser shall assume the carriage of the defense of any such claim or proceeding.

          (c) Claims Period. For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by a Purchaser Indemnified Party or a Company Indemnified Party. The Claims Periods under this Agreement shall commence on the date of this Agreement and shall terminate as follows:

                    (i) with respect to Costs incurred by a Purchaser Indemnified Party as a result of, or with respect to, (A) any inaccuracy in or breach of any representation or warranty of the Company contained in Section 3(c)(ii) or 3(d) of this Agreement or (B) any inaccuracy in or breach of any covenant or agreement by or on behalf of the Company contained in this Agreement, any Transaction Document or any certificate, agreement or document of the Company delivered to the Purchaser in connection with the consummation of the Transactions contemplated hereby, the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation);

                    (ii) with respect to Costs incurred by a Purchaser Indemnified Party as a result of, or with respect to, any inaccuracy in or breach of any representation or warranty of the Company contained in this Agreement (other than Section 3(c)(ii) or 3(d)), any Transaction Document or any certificate, agreement or document of the Company delivered to the Purchaser in connection with the consummation of the Transactions contemplated hereby, the Claims Period shall terminate on the earlier of (a) April 30, 1999 and (b) the thirtieth day following the filing with the SEC of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

                    (iii) with respect to Costs incurred by a Company Indemnified Party as a result of, or with respect to any inaccuracy in or breach of any covenant or agreement by or on behalf of the Purchaser contained in this Agreement, any Transaction, Document or any certificate, agreement or document of the Purchaser delivered to the Company in connection with the consummation of the Transactions contemplated hereby, the Claims Period shall continue indefinitely, except as limited by law (including any applicable statutes of limitation); and

                    (iv) with respect to Costs incurred by a Company Indemnified Party as a result of, or with respect to, any inaccuracy in or breach of any representation or warranty of the Purchaser contained in this Agreement, any Transaction Document or any certificate, agreement or document of the Purchaser delivered to the Company in connection with the consummation of the Transactions contemplated hereby, the Claims Period shall terminate on the earlier of (a) April 30, 1999 and (b) the thirtieth day following the filing with the SEC of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

          Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable Claims Period, the Company or the Purchaser shall have been properly notified of a claim for indemnity hereunder by a Purchaser Indemnified Party or a Company Indemnified Party, respectively, and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof to the satisfaction of the Purchaser Indemnified Party or the Company Indemnified Party, as the case may be.

          SECTION 14. Termination. This Agreement may be terminated at any time prior to the Closing (the "Termination Date"):

                    (i) in writing by mutual agreement of the Purchaser and the Company;

                    (ii) by written notice from the Company to the Purchaser, if the conditions set forth in Sections 10 and 12 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Purchaser on or before May 15, 1998, provided that the Company is not then in material default under the Agreement;

                    (iii) by written notice from the Purchaser to the Company, if the conditions set forth in Sections 10 and 11 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Company on or before May 15, 1998, provided that the Purchaser is not then in material default under the Agreement; and

                    (iv) by written notice from the Purchaser to the Company, upon (A) the occurrence of any of the events described in Sections 7(c)(i), (ii) or (iii) or (B) a public announcement that a bona fide proposal has been made, or the Company's entering into a definitive agreement, regarding, or the occurrence of, any transaction or series of related transactions involving, an acquisition of, a merger or consolidation with, or a purchase of all or a substantial portion of the equity securities or all or substantially all of the assets of, any business or any corporation, partnership, limited liability company, joint venture, association, business trust or other business organization or division thereof or interest therein.

          SECTION 15. Notices. All notices, consents, approvals, agreements and other communications provided hereunder shall be in writing and delivered personally, by mail or by telecopy and shall be sufficiently given to the Purchaser and the Company if addressed or delivered to them at the following addresses:


If to the Purchaser:    American Express Company
                        American Express Tower
                        World Financial Center
                        200 Vesey Street
                        New York, New York 10285
                        Attention:  General Counsel
                        Telephone No.:  (212) 640-5789
                        Facsimile No.:  (212) 267-9061

with copies to:         King & Spalding
                        191 Peachtree Street
                        Atlanta, Georgia 30301-1763
                        Attention:  John J. Kelley III
                        Telephone No.: (404) 572-3401
                        Facsimile No.:  (404) 572-5146

If to the Company:      Administaff, Inc.
                        19001 Crescent Springs Drive
                        Kingswood, Texas 77339-3802
                        Attention: General Counsel
                        Telephone No.: (281) 348-3251
                        Facsimile No.: (281) 348-2859

with a copy to:         Andrews & Kurth, L.L.P.
                        4200 Texas Commerce Tower
                        600 Travis Street
                        Houston, Texas 77002
                        Attention: G. Michael O'Leary
                        Telephone No.: (713) 220-4360
                        Facsimile No.: (713) 220-4593


or at such other address as any party may designate to any other party by written notice. All such notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered,
(ii) when received, if deposited in the mail, postage prepaid and (iii) when transmission is verified, if telecopied.

          SECTION 16. Costs and Expenses. Each party shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution, and delivery of this Agreement and the related agreements and other documents.

          SECTION 17. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Purchaser shall bind and inure to the benefit of their respective successors and assigns, including those by operation of law, merger or consolidation.

          SECTION 18. Survival of Representations. Except as specifically provided herein, all representations, warranties, covenants and agreements made by the parties in this Agreement and pursuant to the terms hereof shall survive indefinitely, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them. However, any claims by the parties hereto shall be subject to the time limitations, if any, set forth in Section 13 hereof.

          SECTION 19. Governing Law. This Agreement, the Purchased Stock and the Warrant Securities shall be governed by those provisions of the General Corporation Law of the State of Delaware and Article 8 of the Delaware Uniform Commercial Code which are necessarily applicable to securities issued by a Delaware corporation and otherwise shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said state.

          SECTION 20. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company and the Purchaser any legal or equitable right, remedy or claim under this Agreement; this Agreement shall be for the sole and exclusive benefit of the Company and the Purchaser.

          SECTION 21. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

          SECTION 22. Amendments; Waiver. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the party sought to be bound. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall a waiver of a particular right or remedy on one occasion be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

          SECTION 23. Jurisdiction. Each of the parties hereto hereby agrees that any legal action or proceeding against such party with respect to this Agreement, the Unit Stock, or any of the Transaction Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York as the other party may elect, and, by execution and delivery hereof, such party accepts and consents for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the other party in writing, with respect to any action or proceeding brought by such party against the other party. Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it at its address set forth herein, such service to become effective upon the earlier of (i) the date ten calendar days after such mailing and (ii) any earlier date permitted by applicable law.

          SECTION 24. Specific Performance. Each of the parties hereto recognizes that the rights of the parties under this Agreement and the other Transaction Documents are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder and thereunder by actions for injunctive relief and specific performance to the extent permitted by law. Each of the parties hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement or any of the other Transaction Documents and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate. This Agreement is not intended to limit or abridge any rights of the parties which may exist apart from this Agreement.

          SECTION 25. Confidentiality. Each of the Company and the Purchaser shall hold, and shall use reasonable efforts to cause its and its respective Subsidiaries, officers, employees, accountants, counsel, financial advisors and other representatives to hold, any proprietary or confidential information in confidence to the extent required by, and in accordance with, and will comply with the provisions of, the Confidentiality Agreement relating to confidentiality.

          SECTION 26. Public Announcements. The Purchaser and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated hereby will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

          SECTION 27. Entire Agreement. The parties hereto agree that this Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof (other than agreements and other arrangements between the parties with respect to the ongoing pilot program relating to the Company's marketing of products of the Purchaser and the Purchaser's marketing of products of the Company) and supersede all prior agreements and understandings between them as to such subject matter; and there are no restrictions, agreements, arrangements, oral or written, between any or all of the parties relating to the subject matter hereof which are not fully expressed or referred to herein or therein.

          SECTION 28. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution, statute, rule or public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, rule or public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                       ADMINISTAFF, INC.


                                       By:  /s/  PAUL J. SARVADI
                                          -------------------------------------
                                          Name:  Paul J. Sarvadi
                                          Title: President, CEO


                                       AMERICAN EXPRESS TRAVEL RELATED SERVICES
                                       COMPANY, INC.


                                       By:  /s/  ANNE BUSQUET
                                          -------------------------------------
                                          Name:  Anne Busquet
                                          Title: President, AERS

                                January 27, 1998



Administaff, Inc.
19001 Crescent Springs Drive
Kingswood, Texas 77339-3802

         Re:      Investment by American Express Travel Related
                  Services Company, Inc. in Administaff, Inc.

Ladies and Gentlemen:

         Reference is hereby made to the Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of the date hereof, between Administaff, Inc. (the "Company") and American Express Travel Related Services Company, Inc. (the "Purchaser") and the Warrant Agreement (the "Warrant Agreement"), to be entered into between the Company and the Purchaser with respect to the Warrants to be purchased by the Purchaser under the Securities Purchase Agreement.

         In connection with the Securities Purchase Agreement and the Warrant Agreement, the parties and their affiliates agree to treat and report for all purposes the Warrants issued or to be issued pursuant to the Securities Purchase Agreement and the Warrant Agreement as part of an investment unit together with Common Stock of the Company in consideration for the Purchase Price to be provided by the Purchaser as described in Section 2(a) of the Purchase Agreement. In furtherance of this agreement, the parties and their affiliates will not treat or report for any purpose the Warrants or the Warrant Stock as being or having been issued as property transferred in connection with the performance of services or otherwise as compensation for services rendered. The parties and their affiliates also will not take any position inconsistent with the foregoing undertakings except if required to do so by a taxing authority. If the Company or any affiliate receives an inquiry or inquiries from a taxing authority as to the Warrants or the Warrant Stock, the Company shall promptly notify Purchaser of the same and shall respond thereto in accordance with the Purchaser's reasonable specifications.

Administaff, Inc.
January 27, 1998
Page 2


         To indicate your agreement to the foregoing, please cause this letter to be signed by a duly authorized officer.


                                           Very truly yours,

                                           AMERICAN EXPRESS TRAVEL
                                           RELATED SERVICES COMPANY, INC.



                                           By:  /s/  ANNE BUSQUET
                                              --------------------------------
                                              Name:  Anne Busquet
                                              Title: President, AERS

AGREED TO:

ADMINISTAFF, INC.


By:   /s/  PAUL J. SARVADI
    ----------------------------
    Name:  Paul J. Sarvadi
    Title: President